Artisan Partners Asset Management Inc. Reports November 2018 Assets Under Management
Milwaukee, WI - December 11, 2018 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management ("AUM") as of November 30, 2018 totaled $105.4 billion. Separate accounts1 accounted for $53.7 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $51.7 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of November 30, 2018 - ($ Millions)
Growth Team
Global Opportunities	15,661
Global Discovery	121
U.S. Mid-Cap Growth	10,732
U.S. Small-Cap Growth	2,714

Global Equity Team
Global Equity	1,386
Non-U.S. Growth	22,795
Non-U.S. Small-Cap Growth	447

U.S. Value Team
Value Equity	2,408
U.S. Mid-Cap Value	5,073

International Value Team
Non-U.S. Value	19,162

Global Value Team
Global Value	18,843

Emerging Markets Team
Emerging Markets	188

Credit Team
High Income	3,074

Developing World Team
Developing World	2,214

Thematic Team
Thematic	405

Other Assets Under Management[2]	204

Total Firm Assets Under Management ("AUM")[3]	$105,427
[1] Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own privately offered funds.

[2] Other Assets Under Management includes AUM managed by the Credit Team in the Credit Opportunities strategy and by the Thematic Team in the Thematic Long/Short strategy, respectively. Strategy specific information has been omitted.

3 In November, Artisan Funds made their annual income and capital gains distributions. As a result, November month-end AUM includes the impact of approximately $852 million of net client cash outflows from investors who chose not to reinvest their dividends.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
Makela Taphorn
866.632.1770
414.908.2176
ir@artisanpartners.com